PROSPECTUS and	PRICING SUPPLEMENT NO. 5
PROSPECTUS SUPPLEMENT, each	Dated March 25, 2009
Dated May 7, 2008	Commission File No.: 333-150486
Filed pursuant to Rule 424(b)(3)

U.S. $9,400,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee program.  The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series D remaining prior to this issuance, representing the $15,000,000,000 initial program amount reduced by $4,100,000,000 of Medium-Term Notes issued to date and by $1,500,000,000 designated for issuance pursuant to the Issuer’s CoreNotes program described in the prospectus supplement dated February 26, 2009.

CUSIP:	24422EQW2

Principal Amount:	$750,000,000

Issue Price:	99.750% plus accrued interest from March 30, 2009 if settlement occurs after that date

Date of Issue:	March 30, 2009

Maturity Date:	October 1, 2012

Interest Payment Dates:	April and October 1 of each year commencing on October 1, 2009 and ending at Maturity

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	5.250% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$225,000,000
	Citigroup Global Markets Inc.	225,000,000
	Deutsche Bank Securities Inc.	225,000,000
	HSBC Securities (USA) Inc.	75,000,000
	Total	$750,000,000

	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.60%

Barclays Capital Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.

Barclays Capital Inc.,
Citigroup Global Markets Inc.,
and Deutsche Bank Securities Inc.
are acting as Joint Book-Running Managers.